Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of July 18, 2025 (the “Effective Date”), by and between Biofrontera, Inc, a Delaware corporation (the “Company”) having its principal office at 120 Presidential Way, Suite 330, Woburn, MA 01801 and George P. Jones, an individual residing in Green Brook, New Jersey (the “Executive”).

BACKGROUND INFORMATION

The Company wishes to secure the employment services of the Executive for an indefinite period of time and upon the particular terms and conditions hereinafter set forth. The Executive is willing to be so employed. Accordingly, the parties agree as follows:

AGREEMENT

1.	EMPLOYMENT AND TERM

Starting on August 25, 2025 (the “Start Date”), the Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive term of employment by the Company under this Agreement (the “Term”) shall commence on the Start Date and end on the date on which the term of employment is terminated in accordance with Section 5. Executive’s employment with the Company shall be on an “at-will” basis.

2.	POSITION; DUTIES AND RESPONSIBILITIES; LOCATION

During the Term, the Company shall employ Executive as its Chief Commercial Officer. Executive shall report directly to the Chief Executive Officer, subject to the specific direction of the Company’s Board of Directors (the “Board”). Executive shall have general overall authority and responsibility for all Company commercial functions and shall have other duties, powers, and authority as are commensurate with their position as Chief Commercial Officer and such other duties and responsibilities that are commensurate with their positions as specifically delegated to him or her from time to time by the Chief Executive Officer and/or the Board.

Executive agrees to devote their efforts, energies, and skill to the discharge of the duties and responsibilities attributable to their position and, except as set forth herein, agrees to devote all of their professional time and attention to the business and affairs of the Company. Executive may only pursue non-competitive activities that do not interfere with the complete performance of their obligations hereunder, as determined by the Board in its sole reasonable discretion.

Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

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Executive’s principal place of employment shall be Executive’s primary residence, which is currently located in Green Brook, New Jersey. Executive will be required to routinely travel (including but not limited to regular travel to the Company’s headquarters, which is currently located in Woburn, MA) as directed by the Chief Executive Officer.

3.	COMPENSATION

During the Term, the Company shall pay to Executive an annual salary of $315,000 (the “Base Salary”), subject to agreed upon and/or legally required deductions, including but not limited to Federal and State income tax withholdings. The Base Salary shall be paid in accordance with the Company’s customary payroll procedure. The Executive is eligible to participate in the Company’s annual merit review process, by which the Board may, in its sole discretion, increase Executive’s Base Salary without the need to formally amend this Agreement.

Executive shall be eligible to receive a cash bonus of up to 50% of their Base Salary upon the attainment of individual and company performance goals set in advance by the Board. All such bonuses shall be paid after the completion of the Company’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally. The actual amount of Executive’s bonus shall depend upon the level of achievement of set targets, however no bonus shall be paid if the level of target achievement is below 70%.

Executive shall also be eligible to participate in Company’s stock option plan. The number of options awarded and timing of any such awards shall be subject to the terms of the Company’s Omnibus Incentive Plan and at the sole discretion of the Board. Notwithstanding the above, the parties agree that Executive shall be awarded no less than, in aggregate, 100,000 stock options, one-third of which shall be awarded following completion of each of the first three full years of service.

4.	VACATION; BENEFITS; REIMBURSEMENT OF EXPENSES

During the Term, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

Executive shall further be entitled to paid time off in accordance with the Company’s standard policies applicable to all employees. Timing of vacations shall be reasonably exercised by the Executive. Additionally, Executive shall be entitled to (a) such leave by reason of physical or mental disability or incapacity and to such participation in medical and life insurance, pension benefits, disability and other fringe benefit plans as the Company may make generally available to all of its executives and other employees from time to time, and (b) reimbursement for all normal and reasonable expenses necessarily incurred in the performance of their obligations hereunder, subject to such reasonable substantiation requirements as may be imposed by the Company to all employees of the Company.

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5.	MODIFICATION AND TERMINATION

a.	Modification. Except as described in Section 3 regarding Executive’s eligibility to participate in the Company’s annual merit review process, the Agreement may only be amended or modified with the mutual written consent of the parties, and in its present form consists of the entire Agreement between and amongst the parties.

b.	Termination; General. The Agreement may be terminated by either party by giving thirty (30) days’ notice to the other party, or by the Company immediately upon the occurrence of any one of the following events: (a) the death of the Executive, (b) the occurrence to Executive of a physical or mental disability which, in the judgment (reasonably exercised) of the Board, renders Executive unable to perform their normal duties on behalf of the Company for a continuous period of three (3) months (measured from the first day of the month immediately following the occurrence of such disability) (a “Disability”); or (c) a determination by the Board that there is Cause (as defined in Section 5(d) below) to terminate Executive’s employment.

In the event that this Agreement is terminated for any reason, Executive will be entitled to receive (a) accrued but unpaid Base Salary through the termination date; (b) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (c) accrued but unused PTO days; and (d) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant (the “Accrued Benefits”) and shall have no further rights to any compensation or benefits from the Company unless as stated in this Section 5.

Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. In its sole discretion, the Company may direct Executive, and Executive agrees to comply with any such direction, to delete or destroy any and all copies of such documents and materials that are not or cannot be returned to the Company that remain in Executive’s possession or control. At the Company’s request, Executive shall confirm in writing that all of the above have been returned or destroyed.

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c.	Termination for Cause or By Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive the Accrued Benefits.

For purposes of the Agreement, the term “Cause” shall include, (i) Executive’s breach of this Agreement, which, if curable, remains uncured or continues after fifteen (15) days’ notice by the Company thereof; (ii) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, which remains uncured or continues after fifteen (15) days’ notice by the Company thereof; (iii) Executive’s repeated or willful violation of any provision of the state or federal laws or regulations, the Company’s By-Laws, or the Company’s other stated policies, standards, practices, or procedures, which remain uncured or continue after fifteen (15) days’ notice by the Company thereof; (iv) Executive’s commission of any crime constituting a felony in the jurisdiction in which committed, any act involving moral turpitude (whether or not a felony), or any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (v) a determination that Executive has demonstrated a dependence upon any addictive substance, including but not limited to alcohol, controlled substances, narcotics or barbiturates, and that said dependency has or may negatively impact Executive’s ability to perform their duties as described herein; or (vi) Executive’s refusal to carry out a lawful directive of the Company, which directive is consistent with the scope and nature of Executive’s responsibilities, which remain uncured or continue after fifteen (15) days’ notice by the Company thereof. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

d.	Termination Without Cause, By Executive for Good Reason, or Due to Disability. In the event that Executive’s employment hereunder is terminated by the Company without Cause, by Executive for Good Reason, or due to Executive’s Disability, Executive shall be entitled to receive 1) the Accrued Benefits, and 2) a lump sum payment of an amount equal to one-twelfth of his annual base salary for each full year of employment; further provided that such payment will not be less than six months of, nor more than two full years of, his then-current base salary (the “Severance Payment”); provided, however, that the Severance Payment shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company (the “Release”), within thirty (30) days following the termination date (or within the timeframe stated in the Release, if longer than thirty (30) days). Payment of the Severance Payment shall be made on the first payroll date following Executive’s execution of the Release. In the event that Executive fails to timely execute and deliver the Release, the Company shall have no obligation to pay Severance Payment under this Agreement.

If Executive is terminated by the Company without Cause, or by Executive for Good Reason, within three months prior to or 12 months after a Change In Control, he will be entitled to certain benefits pertaining to continuing health insurance coverage and an enhanced severance payment, both as defined by Section 9 of this Agreement.

For the purposes of this Agreement, “Good Reason” shall mean a material breach by the Company of its obligations under this Agreement, upon which Executive notifies the Board in writing of such material breach within thirty (30) days of such occurrence and such material breach shall have not been cured within thirty (30) days after the Company’s receipt of written notice thereof from Executive. Executive’s resignation will not be treated as being for Good Reason unless Executive’s resignation occurs during the two (2) month period following the end of the cure period. For the avoidance of doubt, a change in Executive’s title or modification to Executive’s duties and responsibilities attributable to their position shall not constitute a material breach of this Agreement.

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e.	Termination Due to Death. In the event of the Executive’s death, Executive’s estate (or, at Executive’s option, a designated beneficiary) shall receive all Accrued Benefits and Executive’s base compensation otherwise due for the succeeding three (3) full calendar months following their death (calculated starting on the first calendar day following Executive’s death), paid on a monthly basis.

f.	Resignation as an Officer or Director. Immediately upon any termination of Executive’s employment for any reason, Executive shall be deemed to have resigned any position he may then hold as an officer of the Company or a member of the Board of Directors or similar body of any of Company’s affiliates, and as a fiduciary of any Company benefit plan.

g.	Post-Termination Cooperation; Non-Assistance. Executive agrees and covenants that, following the Term, he or she shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his or her employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his or her reasonable out-of-pocket expenses incurred in compliance with this Section.

Executive further agrees and covenants that, following the Term, they shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.

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6.	CONFIDENTIAL INFORMATION AND PROPRIETARY INTERESTS

Executive acknowledges that as the Chief Commercial Officer, they will receive Company’s Confidential Information. Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of Executive, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, Executive agrees that during or after the expiration of their term of employment with the Company, the Executive shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, trust, corporation or other entity except the Company, any Confidential Information received by the Executive by virtue of their employment, without first being in receipt of the Company’s written consent to do so.

For the purposes of this Agreement, the term “Confidential Information” means:

a.	All information developed or used by the Company or its associates relating to business operations, including but not limited to customer lists, purchase orders, supplier or distributor information, financial data, pricing information and price lists, business plans, marketing strategies, personnel records, and all books, records, manuals, advertising materials, catalogues, correspondences, mailing lists, production data, and purchasing materials; and

b.	All proprietary information of the company (or any records related to the same), including but not limited to all trade secrets, inventions, processes, procedures, research records, market surveys or marketing know-how, trademarks, copyrights, patents, and patent applications.

The term “Confidential Information” shall not include information that is or becomes generally known to the public other than as a result of a disclosure by Executive in violation of this Agreement, or by any other employee of the Company subject to confidentiality obligations.

7.	NON-COMPETITION/NON-SOLICITATION

During the term of their employment hereunder and for the one (1) year period following the termination hereof for any reason other than the Company’s dissolution or discontinuance of business activities (the “Restricted Period”) the Executive shall not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party, in any territory which the Company operates as of the time Executive is no longer employed by, consulting for, serving as a board member of, or no longer otherwise works for, the Company, (i) engage in, market, sell, or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business or manage, participate in, consult with, render services for or otherwise, any business, that in each case is engaged in selling or providing the same, similar or otherwise competitive services or products which the Company is selling or providing, other than ownership of five percent (5%) or less of the equity of a publicly traded company. The parties expressly agree that the duration and geographical area of the restrictive covenant are reasonable.

The covenant shall be construed as an agreement independent of any other provision herein; and the existence of any claim or cause of action of the Executive against the Company regardless of how arising, shall not constitute a defense to the enforcement by the Company or its terms. If any portion of the covenant is held by a court to be unenforceable with respect either to its duration or geographical area, for whatever reason, it shall be considered divisible both as to time and geographical area, resulting in an intended requirement that the longest lesser period of time or largest lesser geographical area found by such court to be a reasonable restriction shall remain an effective restrictive covenant, specifically enforceable against the Executive.

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Additionally, during the Executive’s employment with the Company and thereafter during the Restricted Period, the Executive shall not, and shall not permit any third party subject to Executive’s direction or control to, directly or indirectly, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding twelve months, a customer or supplier of the Company, (ii) otherwise divert or attempt to divert any business from the Company, (iii) interfere with the business relationships between the Company and any of its customers, suppliers or others with whom they have business relationships or (iv) recruit or otherwise solicit or induce, or enter into or participate in any plan or arrangement to cause, any Person who is an employee of, or otherwise performing services for, the Company to terminate their or her employment or other relationship with the Company, or hire any Person who has left the employ of or ceased providing services to the Company during the Restricted Period.

8.	REMEDIES FOR BREACH OF EXECUTIVE OBLIGATIONS

The parties to the agreement agree that the services of the Executive are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing their services, the Executive will have access to various types of proprietary information of the Company, which, if released to others or used by the Executive other than for the benefit of the Company, in either case without the Company’s written consent, could cause the Company to suffer irreparable injury. Therefore, the obligation of the Executive established under Section 6 and Section 7 hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof. Any adjudication against Executive by the Company shall be in accordance with the laws of Massachusetts and Massachusetts Executive rights.

9.	Change IN Control

If Executive’s termination of employment occurs within 3 months prior to or 12 months after a Change In Control (as defined in this Section 9) and such termination is either (i) without Cause or, (ii) by Executive for Good Reason (as defined by Section 5(d) above), then Executive shall be entitled to receive, in lieu of the severance amount described in Section 5, a severance amount equal to each of (a) their current base salary, and (b) their target annual bonus for the then current fiscal year. Additionally, subject to the Executive’s copayment of premium amounts at the current rate at the time of termination, the Executive may continue to participate in the Company’s group health, dental and vision program for 3 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under COBRA.

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For the purposes of this Agreement, and subject to the exception described below, a “Change In Control” shall mean the occurrence of any of the following events after the Effective Date:

a.	The approval by stockholders of the Company of:

1.	Any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or

2.	A sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company to a party which is not controlled by the Company;

b.	Either:

1.	The receipt by the Company of a report on schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) disclosing that any person, group, company, corporation, or other entity has become the beneficial owner, directly or indirectly, of 50% or more of the outstanding stock of the Company, or

2.	The actual knowledge by the Company of facts, on the basis of which any person is required to file such a report on schedule 13D, a similar report, or an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such a person has become the beneficial owner, directly or indirectly, of 50% or more of the outstanding stock of the Company;

c.	The purchase by any “person” (as defined in Section 13(d) of the 1934 Act), corporation or other entity, other than the Company or a wholly owned subsidiary or a parent company of the Company, of shares pursuant to a tender or exchange offer, to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such person, group, corporation or other entity has become the beneficial owner (as defined in rule 13d-3 under the 1934 Act), directly or indirectly, of 50% or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 act in the case of rights to acquire stock); or

d.	The combination or merger of the Company with another company in which the Company is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than 50% of the voting stock of the combined company (therefore being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates (as defined in the rules of the Securities and Exchange Commission) of such other company in exchange for stock of such other company).

Notwithstanding the above, any issuance(s) of stock of the Company to Biofrontera AG (or to third party investors) in relation to the asset purchase transaction occurring on or about June 30, 2025 in amount that are equal to or in excess of the amounts described in Sections 9(a-d) above shall not constitute a Change In Control.

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10.	INDEBTEDNESS OF EXECUTIVE

If, during the course of their employment, Executive becomes indebted to the Company for any reason, the Company shall, if it so elects, have the right to set off and to collect any sums due it from the Executive out of any amounts which it may owe to the Executive for unpaid compensation. In the event that the Agreement terminates for any reason, all sums owed by the Executive to the Company shall become immediately due and payable.

11.	MISCELLANEOUS PROVISIONS

a.	Non-assignment: Neither the Agreement nor any right or interest hereunder shall be assigned by the Executive or their legal representatives.

b.	Enforcement: If any term or condition or the Agreement shall be invalid or deemed unenforceable to any extent or in any application, then the remainder of the Agreement, and such terms or conditions except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

c.	Notice: All notices or other communications required or permitted to be furnished pursuant to the Agreement shall be in writing and shall be considered as delivered when received by the recipient.

d.	Application of Massachusetts Law: The Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Massachusetts. Venue shall be deemed located in Middlesex County, Massachusetts.

e.	Counterparts: The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

f.	Binding Effect: Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

g.	Cooperation: During and following the active life of this Agreement, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company or Executive’s knowledge as a result thereof as the company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by Executive (in accordance with Company policy) as a result of providing such assistance.

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h.	Indemnification: The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgements, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of their duties and obligations with the Company, except in the case of gross negligence or willful misconduct, whether or not such claims, demands, judgements, costs, expenses, losses, and damages are asserted or filed during the active life of this Agreement.

i.	Survival: The Parties’ obligations under Sections 5(f), 5(g), 6, 7, 8, 10, and 11 shall survive the Termination of this agreement.

IN WITNESS WHEREOF, the parties have executed the Agreement,

COMPANY

Hermann Luebbert; CEO and Chairman
Biofrontera Inc.

Date

EXECUTIVE

George P. Jones

Date

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